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                                                                   EXHIBIT 10(h)

                                    FORM OF
                   SUPPLEMENTAL RETIREMENT AGREEMENT BETWEEN
                    THE COMPANY AND EACH OF R. SCOTT BACON,
                     CAROL L. MITCHELL AND WENDY SUEHRSTEDT


     THIS AGREEMENT made as of this first day of January 1998 by and between Peoples Heritage Financial Group, Inc. ("PHFG"), and ___________________________ (the "Executive"). (PHFG and its subsidiaries and affiliates are hereinafter collectively referred to as the "Group").

                                   WITNESSETH:

     WHEREAS, in order to induce the Executive to continue in the employ of the Group and in recognition of the Executive's past service, PHFG desires to enter into a Supplemental Retirement Agreement to provide the Executive or the Executive's beneficiaries the benefits described herein;

     NOW, THEREFORE, PHFG provides as follows:

                                   ARTICLE ONE

     1.01 ADMINISTRATOR. This Agreement shall be administered by the PHFG's Board of Directors (the "Board") or a committee thereof (the Board or such committee administering the Agreement is hereinafter referred to as the "Administrator"). The Administrator shall have full discretion to interpret the Agreement, shall prescribe, amend and rescind rules relating to it from time to time, and shall take any other action necessary for the administration of the Agreement.

                                   ARTICLE TWO

     2.01 RETIREMENT BENEFITS.

     (a) GENERAL. The Executive shall be entitled to a supplemental pension (the "SRA") in an amount equal to the excess, if any, of:

          (i) the benefit to which the Executive would be entitled under the Peoples Heritage Financial Group, Inc. Retirement Plan (the "Pension Plan") stated in the form described in the first sentence of Section 3.2 of the Pension Plan (the "Normal Benefit") and commencing on the Executive's "Normal Retirement Date" as defined in the Pension Plan (the "NRD"), computed without regard to those provisions of the Pension Plan implementing the restrictions or limitations imposed by the provisions of Section 1.16 of the


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Pension Plan following the first paragraph thereof or any other Pension Plan provision implementing the limitations set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), and without regard to
Section 3.10 of the Pension Plan or any other Pension Plan provision implementing the limitations set forth in Section 415 of the Code (the "Hypothetical Unrestricted Benefit"); over

          (ii) the amount of the actual Normal Benefit payable commencing on the NRD under the Pension Plan.

     (b) CHANGE IN CONTROL. In the event of a Change in Control of PHFG, as defined in the Peoples Heritage Financial Group, Inc. Change in Control Protection Plan, the Hypothetical Unrestricted Benefit shall be calculated under
Section 2.01(a) assuming the Plan provided a fully vested benefit at all times (i.e., without any reduction in respect of amounts which might otherwise be forfeited by the Participant under the terms of the Pension Plan.)

     2.02 PAYMENT OF BENEFIT. Unless otherwise elected as described in this
Section 2.02, the SRA shall be paid in the form of a Normal Benefit commencing on the Executive's NRD. The Executive may elect to receive the SRA in any of the forms of benefit available under the Pension Plan (including any early retirement benefit to which the Executive is entitled under the Pension Plan), in which case the amount of payments under such alternate form shall be determined in accordance with the provisions of the Pension Plan controlling the determination of the amount of payments under such form under the Pension Plan. Any election of an alternate form of benefit shall be made in the manner determined by the Administrator.

     2.03 BENEFICIARY. In the event of the Executive's death, payment of amounts otherwise due hereunder shall be made to the Executive's Beneficiary, as defined below, and in such case all references to the Executive shall, where applicable, apply to the Beneficiary. The "Beneficiary" shall be the person entitled to receive benefits following the Executive's death as provided under the Pension Plan, if applicable. If no Beneficiary is designated, the designation is ineffective, or the Beneficiary dies before the entire amount of the SRA is paid, the balance shall be paid to the Executive's estate.

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                                  ARTICLE THREE

     3.01 ALIENABILITY. Neither the Executive, nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or the Executive's beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

                                  ARTICLE FOUR

     4.01 PARTICIPATION IN OTHER PLANS. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which any member of the Group may have or hereafter have.

                                  ARTICLE FIVE

     5.01 FUNDING. PHFG reserves the absolute right at its sole and exclusive discretion to insure or otherwise provide for the obligations under this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. Should PHFG elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, PHFG, or a designated member of the Group shall be the owner and beneficiary of each such policy or annuity. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the trust or escrow arrangement, including, but not by way of restriction, any insurance or annuity or contracts or the proceeds therefrom.

     5.02 NO TRUST. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between any member of the Group and the Executive, the Beneficiary or any other person.


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                                   ARTICLE SIX

     6.01 REORGANIZATION. PHFG shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of PHFG and the Group under this Agreement. Upon the occurrence of such event, the term "PHFG" as used in this Agreement shall be deemed to refer to such successor, assignee, or survivor corporation firm or person.

                                  ARTICLE SEVEN

     7.01 BENEFITS AND BURDENS. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's personal representatives, and PHFG, and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.

                                  ARTICLE EIGHT

     8.01 COMMUNICATIONS. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail, as the case may be:

To PHFG:

          Peoples Heritage Financial Group, Inc.
          One Portland Square
          Portland, ME 04112
          Attn:  Director of Human Resources

To the Executive:


Each party shall have the right by written notice to change the place to which any notice may be addressed.

                                  ARTICLE NINE

     9.01 CLAIMS PROCEDURE. In the event that benefits under this Agreement are not paid to the Executive (or the Executive's Beneficiary or personal representative in the case

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of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Administrator within sixty (60) days after written notice from the Administrator to the Executive or the Executive's beneficiary or personal representative that payments are not being made or are not to be made under this Agreement. Such claim shall be reviewed by the Administrator. If the claim is approved or denied, in full or in part, within sixty (60) days of receipt of the written claim the Administrator shall provide a written notice of approval or denial setting forth the specific reason for denial, specific reference to the provision of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired. A claim shall be deemed denied if the Administrator does not take action within the aforesaid sixty (60) day period. If a claim is denied and a review is desired, the Executive or the Executive's beneficiary or personal representative shall notify the Administrator in writing within the earlier of 120 days after filing the claim or 60 days following receipt of the notice of denial. In requesting a review of the denial, the Executive or the Executive's beneficiary or personal representative may review this Agreement or any document relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion, the Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based. Any decision of the Administrator shall not preclude further action by the Executive, the Executive's beneficiary or personal representative.

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                                   ARTICLE TEN

     10.01 ENTIRE AGREEMENT; MODIFICATION. This instrument contains the entire agreement of the parties hereto and there are no agreements or representations which are not set forth herein. This instrument may be altered or amended only by written agreement signed by the parties hereto.

     10.02 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine.

     10.03 SEVERABILITY. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision.

     10.04 EMPLOYMENT. Notwithstanding anything contained herein, this Agreement is not an agreement of employment. Nothing herein shall restrict any member of the Group concerning other terms and conditions of the Executive's employment. The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.

     IN WITNESS WHEREOF, PHFG and the Executive have caused this Agreement to be executed as of the date and year first above written.

                                       PEOPLES HERITAGE FINANCIAL
                                       GROUP, INC.


                                       By:
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Witness                                    William J. Ryan
                                           President and Chief Executive Officer


------------------------------------   -----------------------------------------
Witness

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